Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 3, 2020 relating to the financial statements of GasLog Partners LP (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

October 9, 2020